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EXHIBIT 12.1

Ratio of Earnings to Fixed Charges
(In millions of € except ratios)
(French GAAP)

	1999	2000	2001	2002	2003
Fixed Charges:
Interest expense, including amortization of premiums, discounts, capitalized expenses related to indebtedness, plus capitalized interest	148	197	184	142	192
Reasonable approximation of the interest factor within rental expense(1)	13	19	19	21	22

	161	216	203	163	214

Earnings:
Pre-tax income/(loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/(loss) from equity investees(2)	305	312	(278)	109	(1,109)
Fixed charges	161	216	203	163	214
Amortization of capitalized interest	3	3	3	3	3
Distributed income of equity investees	3	16	21	3	2
Capitalized interest	(6)	(8)	(19)	(8)	(3)

	466	539	(70)	270	(893)

Ratio of Earnings to Fixed Charges	2.9	2.5	Note (3)	1.7	Note (3)

Pro Forma Ratio of Earnings to Fixed Charges:
Fixed Charges, adjusted for the estimated net increase in interest expense and amortization of capitalized expenses related to indebtedness of €20 million for 2003 from the issuance of the notes					234
Earnings					(893)
Pro Forma Ratio of Earnings to Fixed Charges					Note (3)

(1)
Rhodia assumed one-third of rental expense relating to operating leases as the interest portion thereof, as management believes that it represents a reasonable approximation of the interest factor.

(2)
The differences in pre-tax income/(loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/(loss) from equity investees in 2002 and 2003 between French GAAP and U.S. GAAP relate to the amortization of goodwill and indefinite-lived assets for French GAAP but not for U.S. GAAP, for years 1999 to 2003 to the accounting for disposals of businesses in 2002 and 2003 that qualified as a component of an entity, as discontinued operations for U.S. GAAP but not for French GAAP for the years 2001, 2002 and 2003 to the accounting for environmental indemnifications paid by Aventis and to the differences in the accounting for goodwill impairment and long-lived asset impairment for 2003 (see Note 31 to the Consolidated Financial Statements).

(3)
The ratio coverage was less than 1:1 due to Rhodia's loss in 2001 and 2003. To achieve a coverage ratio of 1:1, Rhodia must generate additional earnings of €273 million and €1,107 million, respectively. In addition, the pro forma ratio coverage for 2003 was less than 1:1. To achieve a pro forma coverage ratio of 1:1, Rhodia must generate additional earnings of €1,127 million.

Ratio of Earnings to Fixed Charges
(In millions of € except ratios)
(U.S. GAAP)

	1999	2000	2001	2002	First Nine Months of 2003
Fixed Charges:
Interest expense, including amortization of premiums, discounts, capitalized expenses related to indebtedness, plus capitalized interest	148	197	184	142	192
Reasonable approximation of the interest factor within rental expense(1)	13	19	19	21	22

	161	216	203	163	214

Earnings:
Pre-tax income/(loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/(loss) from equity investees(2)	304	319	(352)	155	(1,162)
Fixed charges	161	216	203	163	214
Amortization of capitalized interest	3	3	3	3	3
Distributed income of equity investees	3	16	21	3	2
Capitalized interest	(6)	(8)	(19)	(8)	(3)

	465	546	(144)	316	(946)

Ratio of Earnings to Fixed Charges	2.9	2.5	Note (3)	1.9	Note (3)

Pro Forma Ratio of Earnings to Fixed Charges:
Fixed Charges, adjusted for the estimated net increase in interest expense and amortization of capitalized expenses related to indebtedness of €20 million for 2003 from the issuance of the notes					234
Earnings					(946)
Pro Forma Ratio of Earnings to Fixed Charges					Note (3)

(1)
Rhodia assumed one-third of rental expense relating to operating leases as the interest portion thereof, as management believes that it represents a reasonable approximation of the interest factor.

(2)
The differences in pre-tax income/(loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income/(loss) from equity investees in 2002 and 2003 between French GAAP and U.S. GAAP relate to the amortization of goodwill and indefinite-lived assets for French GAAP but not for U.S. GAAP, for years 1999 to 2003 to the accounting for disposals of businesses in 2002 and 2003, that qualified as a component of an entity, as discontinued operations for U.S. GAAP but not for French GAAP, the years 2001, 2002 and 2003 to the accounting for environmental indemnifications paid by Aventis and to the differences in the accounting for goodwill impairment and long-lived asset impairment for 2003 (see Note 31 to the Consolidated Financial Statements).

(3)
The ratio coverage was less than 1:1 due to Rhodia's loss in 2001 and 2003. To achieve a coverage ratio of 1:1, Rhodia must generate additional earnings of €347 million and €1,160 million, respectively. In addition, the pro forma ratio coverage for 2003 was less than 1:1. To achieve a pro forma coverage ratio of 1:1, Rhodia must generate additional earnings of €1,180 million.

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  EXHIBIT 12.1
Ratio of Earnings to Fixed Charges (In millions of euros except ratios) (French GAAP)
Ratio of Earnings to Fixed Charges (In millions of euros except ratios) (U.S. GAAP)